Exhibit 99.1

Magellan Midstream Partners, L.P.

News Release

NYSE: MMP

Date: Dec. 3, 2010

Contact: Investors: Media:

Paula Farrell Bruce Heine

(918) 574-7650 (918) 574-7010

paula.farrell@magellanlp.com bruce.heine@magellanlp.com

Magellan Midstream Announces Jan. 31 Retirement of Chief Executive Officer,

Names Successor

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that Don Wellendorf will retire on Jan. 31, 2011. Wellendorf, 58, has served as president and chief executive officer of the partnership since 2002 and chairman of the board of directors since 2003.

Mike Mears, 47, will succeed Wellendorf as president, chief executive officer and chairman of the board effective Feb. 1, 2011. Currently, Mears serves as the partnership's chief operating officer.

"The entire board has great confidence in Mike's leadership capabilities, industry knowledge and operational expertise," said Wellendorf. "Mike has been a primary contributor to Magellan's success and is well known and respected in the energy industry and the investor/analyst community. The leadership transition will be seamless and the future prospects for Magellan under his direction are exceptional."

Wellendorf retires with more than 30 years experience in the energy industry. Prior to his tenure with Magellan, he served as an executive with The Williams Companies, Inc. from 1998 to 2002 and in various management positions with MAPCO Inc. since 1979, prior to MAPCO's merger with Williams. Wellendorf was instrumental in Magellan's initial public offering in 2001, in the simplification of Magellan's capital structure in 2009 and in a number of strategic acquisitions, including the Williams petroleum pipeline system in 2002, a pipeline system from Shell in 2004, the Longhorn pipeline in 2009 and most recently, a pipeline system and crude oil storage from BP in Sept. 2010.

The presiding director of Magellan's board, Robert Croyle, said, "Since its initial public offering in 2001, Don has led Magellan's growth into a major energy infrastructure company with a current enterprise value in excess of $8 billion. Upon his retirement, he leaves Magellan with a history of delivering consistent value to our unitholders, an exceptionally strong balance sheet and a seasoned management team well prepared to move forward with execution of Magellan's strategic plan."

Mears has 25 years experience in the energy industry. Prior to his tenure with Magellan, he served as an executive with Williams from 1996 to 2002 and in various management positions in operations, engineering and commercial development with Williams Pipe Line Company (now known as Magellan Pipeline Company) since 1985. He also served from 2006 to 2008 as chairman of the Association of Oil Pipelines (AOPL). He holds a bachelor's degree in chemical engineering from the Colorado School of Mines.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products, such as gasoline and diesel fuel, and crude oil. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission.